Exhibit 99.1

Sonnet BioTherapeutics Provides Fiscal Year 2024 First Quarter Business and Earnings Update

●	Successfully raised approximately $4.55 million in gross proceeds through an underwritten public offering
●	Extensive preclinical data on SON-1210 published in Frontiers in Immunology
●	Received approval and executed agreement to sell New Jersey state net operating losses (NOLs) for expected net proceeds of $4.3 million
●	Enrollment of the Phase 1b portion of the SON-080 trial in chemotherapy-induced peripheral neuropathy (CIPN) has completed

PRINCETON, NJ / ACCESSWIRE / February 14, 2024 / Sonnet BioTherapeutics Holdings, Inc. (NASDAQ:SONN) (“Sonnet” or the “Company”), a clinical-stage biopharmaceutical company developing targeted immunotherapeutic drugs for cancer, announced today its financial results for the three months ended December 31, 2023 and provided a business update.

“This last quarter set the stage for an exciting year across Sonnet’s pipeline, highlighted by the progress of the combination study of SON-1010 and atezolizumab in platinum-resistant ovarian cancer (PROC), where we continue to expect safety data during the first half of 2024.” commented Pankaj Mohan, Ph.D., Founder and CEO. “Additionally, enrollment of the Phase 1b portion of the SON-080 study in patients with CIPN is now finished. We believe this trial will yield important safety data that could help position the asset for a potential partnering opportunity in this indication, as well as in diabetic peripheral neuropathy (DPN), both indications of high unmet medical need. On the operations side, we continue the work to optimize our cash usage and runway, including leveraging tax credits. From the sale of the New Jersey NOLs, we expect to receive net proceeds of $4.3 million, after deducting expected fees, during February 2024. Pending the completion of this sale, we believe it will extend the funding of our projected operations into the third calendar quarter of 2024. Taken together, we are pleased with the progress of our clinical programs and look forward to updating the market on our continued progress over the balance of 2024.”

Fiscal Year 2024 First Quarter and Recent Corporate Updates

Sonnet provided the following corporate updates:

●	On October 17, 2023, announced that interim data from the SB101 clinical trial of the company’s proprietary Fully Human Albumin Binding (FHAB) candidate, SON-1010 (IL12- FHAB), would be presented by Dr. Sant Chawla, a key opinion leader in the field of sarcoma research, at the Connective Tissue Oncology Society Annual Meeting 2023, held November 1-4, 2023, in Dublin, Ireland.
●	On October 25, 2023, announced the pricing of an underwritten public offering of 2,843,750 shares of common stock (or pre-funded warrants to purchase shares of common stock in lieu of shares of common stock) and investor warrants to purchase up to an aggregate of 5,687,500 shares of common stock. Each share of common stock (or pre-funded warrant in lieu thereof) was sold together with two investor warrants at a combined offering price of $1.60, for total gross proceeds of approximately $4.55 million (final net proceeds were $3.9 million), before underwriting discounts and commissions and offering expenses payable by Sonnet.

●	On December 21, 2023, announced the publication of extensive preclinical data on SON-1210 in Frontiers in Immunology. SON-1210, Sonnet’s lead proprietary bifunctional compound, combines the company’s FHAB construct with a novel single-chain Interleukin 12 (IL-12) and fully human Interleukin 15 (IL-15). The paper, entitled “SON-1210 - a novel bifunctional IL-12 / IL-15 fusion protein that improves cytokine half-life, targets tumors, and enhances therapeutic efficacy”, demonstrated the robust binding affinity of SON-1210 to albumin and the anticipated in vitro activity and tumor model efficacy that might be expected from the body of research on native IL-12 and IL-15. In the B16F10 melanoma model, a single dose resulted in a marked reduction of tumor growth that was concomitant with increased IFNγ and augmented immune cell numbers and activity in the tumor microenvironment. Repeat doses in non-human primates displayed excellent safety and tolerability and were similarly accompanied by increased IFNγ levels.
●	In December 2023, Sonnet received preliminary approval of its application to sell up to $4.8 million of its New Jersey state net operating losses (NOLs) through the Technology Business Tax Certificate Transfer Program. On January 24, 2024, the Company executed an agreement pursuant to the program whereby a buyer has agreed to purchase, and the Company agreed to sell, such NOLs. Sonnet expects to receive net proceeds of $4.3 million, after deducting expected fees, during February 2024. Pending the completion of the sale of the New Jersey NOLs, Sonnet believes it will extend the funding of its projected operations into the third calendar quarter of 2024.
●	Also during December 2023, Sonnet received a $0.8 million net cash refund from the research and development tax incentive program in Australia.
●	Safety was recently reviewed for the 2nd dose-escalation cohort in the SB221 Phase 1b combination study (NCT05756907) in patients with platinum-resistant ovarian cancer (PROC) and enrollment has begun in the 3rd cohort. Enrollment continues in the final dose-escalation cohort with SON-1010 monotherapy in SB101 (NCT05352750) cancer patients. Safety updates for both studies are expected during the first half of 2024.
●	Enrollment has finished in the Phase 1b safety portion of the SB211 study of SON-080 (NCT05435742) in patients with persistent CIPN. A safety update from this trial is expected during the first quarter of 2024.
●	Regarding the agreement with Janssen, the parties have completed two combination studies in a prostate tumor model. A review of the resulting data remains ongoing.

“As our pipeline continues to advance, we remain focused on areas for further operating expense reductions.” said Jay Cross, CFO. “Furthermore, we are diligently working to expand on our business development accomplishments, in an otherwise highly competitive environment.”

FY 2024 First Quarter Ended December 31, 2023, Financial Results

●	As of December 31, 2023, Sonnet had $3.0 million cash on hand and no debt.
●	Research and development expenses were $0.6 million for the three months ended December 31, 2023, compared to $3.7 million for the three months ended December 31, 2022. The decrease of $3.1 million was primarily due to the cancellation of accrued but unpaid bonuses that had been awarded for fiscal years 2022 and 2023 in the amount of $1.0 million, as well as due to cost saving initiatives, as we are managing expenses for liquidity purposes and are tightening our focus on the research and development projects we have assessed to have the greatest near-term potential. In addition to transitioning product development activities to cost advantaged locations such as India and Australia, we have reduced expenditures on tertiary programs and suspended antiviral development related to SON-1010.
●	General and administrative expenses were $0.7 million for the three months ended December 31, 2023, compared to $1.9 million for the three months ended December 31, 2022. The decrease of $1.3 million relates primarily to the cancellation of accrued but unpaid bonuses that had been awarded for fiscal years 2022 and 2023 in the amount of $0.9 million, and due to cost saving initiatives, as we are managing expenses for liquidity purposes.

About Sonnet BioTherapeutics Holdings, Inc.

Sonnet BioTherapeutics is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bifunctional action. Known as FHAB (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. Sonnet’s FHAB was designed to specifically target tumor and lymphatic tissue, with an improved therapeutic window for optimizing the safety and efficacy of immune modulating biologic drugs. FHAB is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies, and vaccines.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s cash runway, the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Sonnet BioTherapeutics Investor Contact:

Jack Yauch

Solebury Strategic Communications

862-754-1024

jyauch@soleburystrat.com

SOURCE: Sonnet BioTherapeutics, Inc.

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

	December 31, 2023	September 30, 2023
Assets
Current assets:
Cash	$3,021,392	$2,274,259
Prepaid expenses and other current assets	1,408,280	1,677,396
Incentive tax receivable	194,111	786,574
Total current assets	4,623,783	4,738,229
Property and equipment, net	30,155	33,366
Operating lease right-of-use asset	176,926	193,689
Deferred offering costs	15,000	49,988
Other assets	491,862	414,206
Total assets	$5,337,726	$5,429,478
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,655,390	$2,201,999
Accrued expenses and other current liabilities	923,191	3,230,922
Current portion of operating lease liability	75,730	73,048
Deferred income	—	18,626
Total current liabilities	2,654,311	5,524,595
Operating lease liability, net of current portion	110,956	130,863
Total liabilities	2,765,267	5,655,458
Commitments and contingencies (Note 4)
Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 125,000,000 shares authorized; 3,069,516 and 1,750,426 issued and outstanding at December 31, 2023 and September 30, 2023, respectively	307	175
Additional paid-in capital	113,984,414	110,017,598
Accumulated deficit	(111,412,262)	(110,243,753)
Total stockholders’ equity (deficit)	2,572,459	(225,980)
Total liabilities and stockholders’ equity (deficit)	$5,337,726	$5,429,478

Sonnet BioTherapeutics Holdings, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,
	2023	2022
Collaboration revenue	$18,626	$37,255
Operating expenses:
Research and development	644,042	3,745,940
General and administrative	653,455	1,903,709
Total operating expenses	1,297,497	5,649,649
Loss from operations	(1,278,871)	(5,612,394)
Foreign exchange gain	110,362	70,252
Net loss	$(1,168,509)	$(5,542,142)

Per share information:
Net loss per share, basic and diluted	$(0.31)	$(17.62)
Weighted average shares outstanding, basic and diluted	3,797,753	314,472